Exhibit 99.1

Lincoln Educational Reports 2017 Fourth Quarter and Year End Results

For the three months ended December 31, 2017:

•	Student Starts was up 11.2% on a same school basis. Total Student Starts growth was flat in the fourth quarter 2017.

•	Net Income of $7.7 Million; $9.2 million on a same school basis.

•	Transportation and Skilled Trades Student Starts up 7.2%; Healthcare and Other Professions Student Starts up 16.1%; Total Revenue of $67.4 million.

•	Transportation and Skilled Trades Segment Revenue of $45.9 million; Healthcare and Other Professions Segment Revenue of $21.1 million.

•	Adjusted EBITDA of $11.5 million on a Same School Basis. Please refer to the Reconciliation of Non-GAAP Financial Measures.

•	All 2017 guidance metrics were achieved.

WEST ORANGE, N.J., February 28, 2018 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the fourth quarter and full year ended December 31, 2017.

FOURTH QUARTER FINANCIAL RESULTS HIGHLIGHTS:

•
Student starts for the quarter, including the Transitional segment, remained essentially flat at approximately 1,900 students for the three months ended December 31, 2017.  Excluding the Transitional segment for the quarter student starts rose 11.2%, as compared to student starts in the fourth quarter of 2016.  Healthcare and Other Professions (“HOP”) student starts increased 16.1% while Transportation and Skilled Trades (“TST”) student starts rose 7.2%.

•
Total revenue for the fourth quarter was $67.4 million, a 7.1% decrease from the fourth quarter of 2016, primarily due to reduced revenue from campuses in the Transitional segment.  Excluding the Transitional segment revenues for the quarter, increased by $0.3 million when compared to the prior year comparable quarter.   The two campuses in the Transitional segment were closed by fiscal year end.

•
Educational services and facilities expense decreased by $4.0 million, or 11.6%, to $30.2 million for the three months ended December 31, 2017 from $34.2 in the prior year comparable quarter.  This decrease is primarily due to the Transitional segment, which accounted for approximately $3.5 million, or 87.7% of the total decrease.

•
Selling general and administrative expenses decreased by $5.7 million, or 16.3%, to $29.4 million for the three months ended December 31, 2017 from $35.1 million in the prior year comparable quarter.  This decrease was also primarily due to cost reductions in the Transitional segment, which accounted for approximately $4.1 million of the decrease for the period.  Additional cost savings of $2.1 million were realized in administrative expenses resulting from reduced salaries and benefits expense, partially offset by a $0.4 million increase in marketing investments.  Management believes that this increased investment was a major factor behind the increase in student starts in the fourth quarter.

•
Net interest expense for the quarter decreased by $1.0 million, or 67.0% to $0.5 million from $1.5 million in the prior year comparable period.  The reduction is a result of lower debt outstanding in combination with more favorable terms under the Company’s credit facility that became effective on March 31, 2017 when compared to the terms of the previous term loan.

•
Net income for the quarter was $7.7 million, or $0.32 earnings per share, compared to a net loss of $18.6 million, or $0.79 loss per share, in the prior year comparable quarter.  The prior year loss was primarily attributed to a non-cash impairment charge of $17.5 million and a $8.1 million net loss in the Transitional segment during the prior comparable period.

“Our solid increase in student starts in the fourth quarter is a primarily due to our increased investment in several marketing initiatives during the second half of the year and demonstrates interest in new and expanded programs offered by Lincoln during 2017,” said Scott Shaw, President and CEO.  “In addition to the encouraging student start results, we improved our operating performance during the fourth quarter and excluding the Transitional segment, generated more than $9 million in net income.”

“We are entering 2018 with cautious optimism,” added Mr. Shaw.  “The student start trends of the fourth quarter have continued into the first two months of 2018 and our program diversification is playing a key role.  In addition, we are executing prudent program expansion as the year progresses and we are continuing to enter into new partnerships, as well as expand existing partnerships, with corporations who are turning to Lincoln to fill a critical need to find trained employees.  For instance, in late January, we announced a partnership with commercial refrigerator innovator, Hussmann, and during the fourth quarter, we expanded our Computer Numerical Control partnership with Haas to our Indianapolis campus.  At the same time, our financial performance for 2018 should improve over last year as we benefit from lower projected interest expense as a result of the credit facility entered into early in 2017, as well as cost reductions resulting from the closure of all campuses in our Transitional segment.”

FOURTH QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades

TST segment revenue decreased 1.5% to $45.9 million for the three months ended December 31, 2017 from $46.6 million in the prior year comparable period.  The decrease in revenue was driven by a 4.3% decline in average student population partially offset by a 2.8% increase in average revenue per student compared to the prior year comparable period.

Student starts for the quarter increased 7.2% compared to the prior year comparable period.  Increases in student starts can be attributed to increased marketing investments as well as new or expanded programs initiated during 2017.

Operating income was $8.9 million, a decrease of 4.9% from $9.4 million for the three months ended December 31, 2016.

Educational services and facilities expense decreased by $0.7 million, or 3.6% to $19.5 million for the three months ended December 31, 2017 from $20.2 million in the prior year comparable period.  This decrease was primarily due to reductions in facilities expense resulting from fully depreciated assets and more favorable lease terms at one campus.

Selling, general and administrative expense increased by $0.5 million, or 2.9%, to $17.6 million for the three months ended December 31, 2017 from $17.1 million in the prior year comparable period.  The increase was attributable to several factors including increased administrative costs resulting from slightly higher bad debt expense as well as increased marketing investment that management believes is directly attributed to the increase in start growth quarter over quarter.

Healthcare and Other Professions

HOP segment revenue increased by $1.0 million to $21.1 million for the three months ended December 31, 2017 from $20.1 million in the prior year comparable period.  The increase in revenue is mainly due to a 3.4% increase in average student population, in combination with a 1.4% increase in average revenue per student.

Student starts for the quarter increased 16.1% compared to the prior year comparable period, which we attribute to the increased marketing spend.

Operating income for the three months ended December 31, 2017 increased by $16.9 million to $3.4 million, compared to an operating loss of $13.5 million in the prior year comparable period.  Included in the prior year operating loss of $13.5 million are non-cash impairment charges of $16.1 million.

Educational services and facilities expense increased by $0.2 million, or 2.5%, to $9.9 million for the three months ended December 31, 2017 from $9.7 million in the prior year comparable period.  The majority of the increase was due to increased instructional expenses and books and tools expenses.

Selling general and administrative expenses remained essentially flat at $7.8 million for the three months ended December 31, 2017 and 2016.

Impairment of goodwill and long-lived assets decreased by $16.1 million due to the absence of impairment charges for the three months ended December 31, 2017 as compared to non-cash impairment charges of $16.1 million in the prior year comparable period.

Transitional

Transitional segment revenue was $0.4 million for the three months ended December 31, 2017 as compared to $5.8 million in the prior year comparable period due to the campus closures.

Operating loss decreased by $6.6 million to $1.5 million for the three months ended December 31, 2017 from $8.0 million in the prior year comparable period.  The reduction in net loss was a result of closing schools in this segment.  As of December 31, 2017, all operations in the Transitional segment were closed.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the company as a whole.  Corporate and Other expenses decreased by $3.5 million, or 53.9%, to $3.0 million from $6.5 million, for the prior year comparable period.  The decrease was primarily driven by a $2.6 million reduction in salaries and benefits expense quarter over quarter in addition to a $1.4 million impairment charge booked in 2016 for one of our corporate owned properties.  Partially offsetting these reductions were $0.4 million in increased closed school costs.  The additional closed school costs related to the closure of the Hartford, Connecticut campus on December 31, 2016.  The additional expenses relating to the Hartford Connecticut campus will terminate with the apartment lease previously used for student housing, which will expire in September 2019.

2017 FULL YEAR FINANCIAL RESULTS

Revenue was $261.9 million for the year ended December 31, 2017 as compared to $285.6 million in the prior year.

Operating loss for the year ended December 31, 2017 decreased by $24.2 million when compared to the prior year.  Included in the operating loss for the year ended December 31, 2017 is a $1.5 million gain on sale of assets relating to the sale of two of the Company’s three properties located in Palm Beach County, Florida.  Included in the prior year’s net loss is a non-cash impairment charge of $21.4 million and an operating loss of $15.2 million relating to the Transitional segment.

Educational services and facilities expense decreased by $15.0 million, or 10.4%, to $129.4 million for the year ended December 31, 2017 from $144.4 million in the prior year.

Selling, general and administrative expense decreased by $9.7 million, or 6.5%, to $138.8 million for the year ended December 31, 2017 from $148.4 million in the prior year.

Transportation and Skilled Trades segment revenue was $177.1 million for the year ended December 31, 2017, as compared to $177.9 million in the prior year.

Healthcare and Other Professions segment revenue was $76.3 million for the year ended December 31, 2017, as compared to $77.2 million in the prior year.

BALANCE SHEET INFORMATION

As of December 31, 2017, the Company had a net cash balance of $1.2 million compared to a net cash balance of $3.4 million as of December 31, 2016.  The decrease in cash position can be attributed to several factors including (i) $2.8 million in fees paid for the early termination of the prior term loan as well as fees incurred for the implementation of the new credit facility, (ii) a $1.5 million lease termination fee paid in relation to the Center City Philadelphia, Pennsylvania campus, and (iii) $5.4 million in closing costs associated with the Transitional segment.  Management believes that the Company has adequate resources in place to execute its 2018 operating plan. .  Further, with the implementation of the new credit facility in the first quarter of 2017, management believes that the Company has adequate resources in place to execute its 2018 operating plan.  In addition, the Company anticipates a savings of $3 million annually in reduced interest expense.

2018 GUIDANCE

Management is providing the following guidance for 2018:

•	Revenue is expected to increase by low single digits, excluding the 2017 Transitional segment, compared to the prior year.

•	Operating Income for 2018 is expected to be in the range of breakeven and a loss of $3 million.

•	Student starts are expected to increase by low single digits, excluding the 2017 Transitional segment, compared to prior year.

•	Year-end population is expected to be greater than that of the prior year.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolntech.edu. To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 6886509. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.  A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 6886509.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our Company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our annual and quarterly reports. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)
(In Thousands)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2017	2016	2017	2016

REVENUE	$67,401	$72,568	$261,853	$285,559
COSTS AND EXPENSES:
Educational services and facilities	30,229	34,191	129,413	144,426
Selling, general and administrative	29,401	35,141	138,779	148,447
(Gain) loss on sale of assets	(4)	636	(1,623)	233
Impairment of goodwill and long-lived assets	-	21,367	-	21,367
Total costs & expenses	59,626	91,335	266,569	314,473
OPERATING INCOME (LOSS)	7,775	(18,767)	(4,716)	(28,914)
OTHER:
Interest income	9	14	56	155
Interest expense	(501)	(1,503)	(7,098)	(6,131)
Other income	-	1,678	-	6,786
INCOME (LOSS) BEFORE INCOME TAXES	7,283	(18,578)	(11,758)	(28,104)
(BENEFIT) PROVISION FOR INCOME TAXES	(424)	50	(274)	200
NET INCOME (LOSS)	$7,707	$(18,628)	$(11,484)	$(28,304)
Basic
Net income (loss) per share	$0.32	$(0.79)	$(0.48)	$(1.21)
Diluted
Net income (loss) per share	$0.31	$(0.79)	$(0.48)	$(1.21)
Weighted average number of common shares outstanding:
Basic	24,025	23,514	23,906	23,453
Diluted	24,590	23,514	23,906	23,453

Other data:

Adjusted EBITDA (1)	$10,039	$6,749	$3,986	$10,300
Depreciation and amortization	$2,264	$2,471	$8,702	$11,061
Number of campuses	23	28	23	28
Average enrollment	10,854	12,204	10,772	11,864
Stock-based compensation	$272	$354	$1,220	$1,442
Net cash provided by (used in) operating activities	$5,286	$3,406	$(11,321)	$(6,107)
Net cash used in investing activities	$(33,782)	$(1,539)	$(22,885)	$(2,182)
Net cash provided by (used in) financing activities	$35,782	$(43)	$27,705	$(9,067)

Selected Consolidated Balance Sheet Data:	December 31, 2017 (Unaudited)

Cash and cash equivalents	$14,563
Current assets	44,178
Working deficit	(2,766)
Total assets	155,213
Current liabilities	47,484
Long-term debt obligations, including current portion	52,593
Total stockholders' equity	45,813

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA, Adjusted EDBITDA, Net cash, Net Income on a same school basis, and EBITDA on a same school basis are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation, and amortization.  Adjusted EBITDA includes non-cash charges related to impairment of goodwill and long-lived assets.  We define net cash as cash, cash equivalents and restricted cash less long-term debt including current portion. .  We define Net Income on a same school basis as net income for the entire company excluding the Transitional segment.  We define EBITDA on a same school basis as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation and amortization for all operating segments except the Transitional segment.  EBITDA, Adjusted EBITDA, Net cash, Net Income on a same school basis, and EBITDA on a same school basis are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  However, it is not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA, Adjusted EBITDA, Net cash, Net Income on a same school basis, and EBITDA on a same school basis are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss to EBITDA, Adjusted EBITDA, Net cash, and Net Income on a same school basis, and EBITDA on a same school basis:

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)

	2017	2016	2017	2016

Net income (loss)	$7,707	$(18,628)	$(11,484)	$(28,304)
Interest expense, net	492	1,489	7,042	5,976
(Benefit) Provision for income taxes	(424)	50	(274)	200
Depreciation and amortization	2,264	2,471	8,702	11,061
EBITDA	10,039	(14,618)	3,986	(11,067)
Impairment of goodwill and long-lived assets	-	21,367	-	21,367
Adjusted EBITDA	$10,039	$6,749	$3,986	$10,300

	Three Months Ended December 31, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2017	2016	2017	2016

Net income (loss)	$8,899	$9,303	$3,364	$(13,573)
Interest expense, net	2	58	3	24
(Benefit) Provision for income taxes	-	-	-	-
Depreciation and amortization	2,023	2,259	42	5
EBITDA	10,924	11,620	3,409	(13,544)
Impairment of goodwill and long-lived assets	-	-	-	16,132
Adjusted EBITDA	$10,924	$11,620	$3,409	$2,588

	Three Months Ended December 31, (Unaudited)
	Transitional		Corporate
	2017	2016	2017	2016

Net loss	$(1,479)	$(8,052)	$(3,077)	$(6,306)
Interest expense, net	-	12	487	1,395
(Benefit) Provision for income taxes	-	-	(424)	50
Depreciation and amortization	63	28	136	179
EBITDA	(1,416)	(8,012)	(2,878)	(4,682)
Impairment of goodwill and long-lived assets	-	3,848	-	1,387
Adjusted EBITDA	$(1,416)	$(4,164)	$(2,878)	$(3,295)

	Year Ended December 31,
	(Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2017	2016	2017	2016

Net income (loss)	$17,877	$21,182	$2,317	$(10,999)
Interest expense, net	(16)	96	3	83
(Benefit) Provision for income taxes	-	-	-	-
Depreciation and amortization	7,962	9,601	90	11
EBITDA	25,823	30,879	2,410	(10,905)
Impairment of goodwill and long-lived assets	-	-	-	16,132
Adjusted EBITDA	$25,823	$30,879	$2,410	$5,227

	Year Ended December 31, (Unaudited)
	Transitional		Corporate
	2017	2016	2017	2016

Net loss	$(5,376)	$(15,206)	$(26,302)	$(23,281)
Interest expense, net	-	113	7,055	5,684
(Benefit) Provision for income taxes	-	-	(274)	200
Depreciation and amortization	93	769	557	680
EBITDA	(5,283)	(14,324)	(18,964)	(16,717)
Impairment of goodwill and long-lived assets	-	3,848	-	1,387
Adjusted EBITDA	$(5,283)	$(10,476)	$(18,964)	$(15,330)

	December 31,
	2017	2016
	(Unaudited)
Current portion of credit agreement and term loan	$-	$(11,713)
Long-term credit agreement and term loan	(52,593)	(30,244)
Deferred finance fees	(807)	(2,310)
Cash and cash equivalents	14,563	21,064
Restricted cash	7,189	6,399
Noncurrent restricted cash	32,802	20,252
Net cash	$1,154	$3,448

	Three Months Ended December 31, (Unaudited)

	Total Company	Transitional Segment	Net Income Same School Basis
	2017	2017	2017
Net Income (loss)	$7,707	$(1,479)	$9,186

	Three Months Ended December 31, (Unaudited)

	Total Company	Transitional Segment	EBITDA Same School Basis
	2017	2017	2017

Net loss	$7,707	$(1,479)	$9,186
Interest expense, net	492	-	492
Benefit for income taxes	(424)	-	(424)
Depreciation and amortization	2,264	63	2,201
EBITDA	$10,039	$(1,416)	$11,455

	Three Months Ended December 31, (Unaudited)
	Total Company		Transitional Segment		Student Starts Same School Basis		% Change Same School Basis
	2017	2016	2017	2016	2017	2016	2017
Student Starts	1,893	1,900	-	198	1,893	1,702	11.2%

	Three Months Months Ended Dec,31,
	2017	2016	% Change
	(Unaudited)

Revenue:
Transportation and Skilled Trades	$45,931	$46,639	-1.5%
Healthcare and Other Professions	21,110	20,123	4.9%
Transitional	360	5,806	-93.8%
Total	$67,401	$72,568	-7.1%

Operating Income (Loss):
Transportation and Skilled Trades	$8,902	$9,360	-4.9%
Healthcare and Other Professions	3,366	(13,549)	-124.8%
Transitional	(1,480)	(8,039)	81.6%
Corporate	(3,013)	(6,539)	53.9%
Total	$7,775	$(18,767)	141.4%

Starts:
Transportation and Skilled Trades	1,008	940	7.2%
Healthcare and Other Professions	885	762	16.1%
Transitional	-	198	-100.0%
Total	1,893	1,900	-0.4%

Average Population:
Transportation and Skilled Trades	6,927	7,236	-4.3%
Healthcare and Other Professions	3,845	3,717	3.4%
Transitional	82	1,250	-93.4%
Total	10,854	12,203	-11.1%

End of Period Population:
Transportation and Skilled Trades	6,413	6,700	-4.3%
Healthcare and Other Professions	3,746	3,587	4.4%
Transitional	-	948	-100.0%
Total	10,159	11,235	-9.6%

	Twelve Months Ended Dec. 31,
	2017	2016	% Change
	(Unaudited)
Revenue:
Transportation and Skilled Trades	$177,099	$177,883	-0.4%
Healthcare and Other Professions	76,310	77,152	-1.1%
Transitional	8,444	30,524	-72.3%
Total	$261,853	$285,559	-8.3%

Operating Income (Loss):
Transportation and Skilled Trades	$17,861	$21,278	-16.1%
Healthcare and Other Professions	2,318	(10,917)	-121.2%
Transitional	(5,379)	(15,170)	64.5%
Corporate	(19,516)	(24,105)	19.0%
Total	$(4,716)	$(28,914)	83.7%

Starts:
Transportation and Skilled Trades	7,510	7,626	-1.5%
Healthcare and Other Professions	4,157	4,148	0.2%
Transitional	132	1,452	-90.9%
Total	11,799	13,226	-10.8%

Average Population:
Transportation and Skilled Trades	6,752	6,852	-1.5%
Healthcare and Other Professions	3,569	3,560	0.3%
Transitional	451	1,452	-68.9%
Total	10,772	11,864	-9.2%

End of Period Population:
Transportation and Skilled Trades	6,413	6,700	-4.3%
Healthcare and Other Professions	3,746	3,587	4.4%
Transitional	-	948	-100.0%
Total	10,159	11,235	-9.6%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP, Inc.
Investor Relations: Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Media Relations: Tom Gibson, 201-476-0322